                                                (Exhibit 99.05)

















                 AMBAC Indemnity Corporation and Subsidiaries
                   (a wholly-owned subsidiary of AMBAC Inc.)
                  Consolidated Unaudited Financial Statements
                as of September 30, 1996 and December 31, 1995
             and for the periods ended September 30, 1996 and 1995

                 AMBAC Indemnity Corporation and Subsidiaries
                          Consolidated Balance Sheets
                   September 30, 1996 and December 31, 1995
                   (Dollars in Thousands Except Share Data)

                                                                                       September 30, 1996    December 31, 1995
                                                                                       ------------------    -----------------
                                                                                              (unaudited)
Assets
------
Investments:
           Bonds held in available for sale account, at fair value
               (amortized cost of $2,224,021 in 1996 and $2,090,101 in 1995)                   $2,302,605           $2,224,528
           Short-term investments, at cost (approximates fair value)                              151,107              163,953
                                                                                       ------------------    -----------------
               Total investments                                                                2,453,712            2,388,481

Cash                                                                                                9,138                6,912
Securities purchased under agreements to resell                                                     8,466                4,120
Receivable for securities                                                                          23,433                8,136
Investment income due and accrued                                                                  39,135               38,319
Investment in affiliate                                                                                 -               25,827
Deferred acquisition costs                                                                         90,022               82,620
Current income taxes                                                                                    -                2,171
Prepaid reinsurance                                                                               166,588              153,372
Other assets                                                                                       51,443               48,472
                                                                                       ------------------    -----------------
               Total assets                                                                    $2,841,937           $2,758,430
                                                                                       ==================    =================

Liabilities and Stockholder's Equity
------------------------------------
Liabilities:
           Unearned premiums                                                                   $  965,192           $  906,136
           Losses and loss adjustment expenses                                                     60,170               65,996
           Ceded reinsurance balances payable                                                      11,280               14,654
           Deferred income taxes                                                                   67,253               85,008
           Current income taxes                                                                    12,963                    -
           Accounts payable and other liabilities                                                  48,982               43,625
           Payable for securities                                                                  80,737               86,304
                                                                                       ------------------    -----------------
               Total liabilities                                                                1,246,577            1,201,723
                                                                                       ------------------    -----------------

Stockholder's equity:
           Preferred stock, par value $1,000.00 per share; authorized
               shares - 285,000; issued and outstanding shares - none                                   -                    -
           Common stock, par value $2.50 per share; authorized shares
               - 40,000,000; issued and outstanding shares - 32,800,000
               at September 30, 1996 and December 31, 1995                                         82,000               82,000
           Additional paid-in capital                                                             514,809              481,059
           Unrealized gains on investments, net of tax                                             51,079               87,112
           Retained earnings                                                                      947,472              906,536
                                                                                       ------------------    -----------------
               Total stockholder's equity                                                       1,595,360            1,556,707
                                                                                       ------------------    -----------------
               Total liabilities and stockholder's equity                                      $2,841,937           $2,758,430
                                                                                       ==================    =================



See accompanying Notes to Consolidated Financial Statements.

                 AMBAC Indemnity Corporation and Subsidiaries
                     Consolidated Statements of Operations
                                  (Unaudited)
               For The Periods Ended September 30, 1996 and 1995
                            (Dollars in Thousands)


                                                  Three Months Ended                        Nine Months Ended
                                                     September 30,                             September 30,
                                                  --------------------                      -------------------
                                                    1996          1995                       1996          1995
                                                  -------        -----                      ------       ------
Revenues:

    Gross premiums written                         $67,875       $43,960                    $177,935       $121,425
    Ceded premiums written                          (9,813)       (7,369)                    (29,261)        (4,314)
                                                  --------       -------                    --------       --------
          Net premiums written                      58,062        36,591                     148,674        117,111

    Increase in unearned premiums                  (23,900)       (9,919)                    (45,840)       (37,482)
                                                  --------       -------                    --------       --------
          Net premiums earned                       34,162        26,672                     102,834         79,629

    Net investment income                           36,977        33,320                     107,466         97,613
    Net realized gains (losses)                     (5,381)       (2,455)                     64,555         (9,331)
    Other income                                     2,377         1,762                      13,182          3,747
                                                  --------       -------                    --------       --------
         Total revenues                             68,135        59,299                     288,037        171,658
                                                  --------       -------                    --------       --------

Expenses:

    Losses and loss adjustment expenses              1,301           841                       3,811          2,210
    Underwriting and operating expenses              9,713         8,900                      31,379         28,146
    Interest expense                                   514           505                       1,542          1,142
                                                  --------       -------                    --------       --------
         Total expenses                             11,528        10,246                      36,732         31,498
                                                  --------       -------                    --------       --------
         Income before income taxes                 56,607        49,053                     251,305        140,160
                                                  --------       -------                    --------       --------
Income tax expense:

    Current taxes                                   10,521         5,113                      62,834         18,656
    Deferred taxes                                     888         5,123                       1,648          8,789
                                                  --------       -------                    --------       --------
         Total income taxes                         11,409        10,236                      64,482         27,445
                                                  --------       -------                    --------       --------
         Net income                                 45,198        38,817                     186,823        112,715
                                                  ========       =======                    ========       ========


See accompanying Notes to Consolidated Unaudited Financial Statements

                 AMBAC Indemnity Corporation and Subsidiaries
                     Consolidated Statements of Cash Flows
                                  (Unaudited)
               For The Periods Ended September 30, 1996 and 1995
                            (Dollars in Thousands)


                                                                           Nine Months Ended
                                                                              September 30,
                                                                    -----------------------------
                                                                        1996              1995
                                                                    ------------      -----------

Cash flows from operating activities:
     Net income                                                     $   186,823       $   112,715
     Adjustments to reconcile net income to net cash
            provided by operating activities:
     Depreciation and amortization                                        1,463             1,240
     Amortization of bond premium and discount                           (1,525)             (707)
     Current income taxes payable                                        15,134             4,282
     Deferred income taxes payable                                        1,648             8,789
     Deferred acquisition costs                                          (7,402)          (11,398)
     Unearned premiums                                                   45,840            37,482
     Losses and loss adjustment expenses                                 (5,826)              218
     Ceded reinsurance balances payable                                  (3,374)            2,089
     (Gain) loss on sales of investments                                (64,555)            9,331
     Other, net                                                          (2,004)           (1,978)
                                                                    -----------       -----------
            Net cash provided by operating activities                   166,222           162,063
                                                                    -----------       -----------

Cash flows from investing activities:
     Proceeds from sales of bonds at amortized cost                   1,210,927         1,085,062
     Proceeds from maturities of bonds at amortized cost                 78,368           121,470
     Purchases of bonds at amortized cost                            (1,462,567)       (1,323,132)
     Change in short-term investments                                    12,846           (15,125)
     Proceeds from sale of affiliate                                    115,865
     Securities purchased under agreements to resell                     (4,346)             (531)
     Other, net                                                          (1,724)             (959)
                                                                    -----------       -----------
            Net cash used in investing activities                       (50,631)         (133,215)
                                                                    -----------       -----------

Cash flows from financing activities:
     Dividends paid                                                    (145,865)          (30,000)
     Capital contribution                                                32,500             -
                                                                    -----------       -----------
            Net cash used in financing activities                      (113,365)          (30,000)
                                                                    -----------       -----------

            Net cash flow                                                 2,226            (1,152)
Cash at beginning of year                                                 6,912             2,117
                                                                    -----------       -----------
Cash at September 30                                                $     9,138       $       965
                                                                    ===========       ===========

Supplemental disclosure of cash flow information:
     Cash paid during the year for:
            Income taxes                                            $    13,300       $    13,700
                                                                    ===========       ===========




         See accompanying Notes to Consolidated Financial Statements.

AMBAC Indemnity Corporation and Subsidiaries
Notes to Consolidated Unaudited Financial Statements


(1)      Basis of Presentation

         AMBAC Indemnity Corporation ("AMBAC Indemnity") is a leading insurer of municipal and structured finance obligations. Financial guarantee insurance underwritten by AMBAC Indemnity guarantees payment when due of the principal of and interest on the obligation insured. In the case of a default on the insured obligation, payments under the insurance policy may not be accelerated by the policyholder without AMBAC Indemnity's consent. As of September 30, 1996, AMBAC Indemnity's net insurance in force (principal and interest) was $215.4 billion. AMBAC Indemnity is a wholly-owned subsidiary of AMBAC Inc., which is a holding company that provides through its affiliates financial guarantee insurance and financial services to clients in both the public and private sectors.

         AMBAC Indemnity has one wholly-owned subsidiary, American Municipal Bond Holding Company ("AMBH"), which is a holding company for certain real estate interests.

         On May 6, 1996, AMBAC Inc. sold its 4,159,505 shares of common stock of its affiliate, HCIA Inc. (NASDAQ:HCIA) ("HCIA") in a secondary public offering. Prior to consummation of the secondary public offering, AMBAC Indemnity delivered to AMBAC Inc. (in the form of an extraordinary dividend) its 2,378,672 shares of HCIA common stock, at fair value. The fair value of the HCIA shares was $115.9 million, based on the offering price per share of HCIA common stock in the secondary public offering. The carrying value of AMBAC Indemnity's HCIA shares was $26.2 million, and the resulting gain to AMBAC Indemnity from the disposition of the shares was $89.7 million. As a result of the secondary public offering, neither AMBAC Indemnity, nor AMBAC Inc. own any shares of HCIA.

         AMBAC Indemnity, as the sole limited partner, owns 90% of the total partnership interests of AMBAC Financial Services, Limited Partnership ("AFS"), a limited partnership which provides interest rate swaps primarily to states, municipalities and municipal authorities. The sole general partner of AFS, AMBAC Financial Services Holdings, Inc., a wholly-owned subsidiary of AMBAC Inc., owns a general partnership interest representing 10% of the total partnership interest in AFS.

         AMBAC Indemnity's consolidated unaudited interim financial statements have been prepared on the basis of generally accepted accounting principles ("GAAP") and, in the opinion of management, reflect all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the Company's financial condition, results of operations and cash flows for the periods presented. The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported revenues and expenses during the reporting period. Actual results could differ from those estimates. The results of operations for the nine months ended September 30, 1996 may not be indicative of the results that may be expected for the full year ending December 31, 1996. These financial statements and notes should be read in conjunction with the financial statements and notes included in

AMBAC Indemnity Corporation and Subsidiaries
Notes to Consolidated Unaudited Financial Statements (Continued)


the audited consolidated financial statements of AMBAC Indemnity Corporation and its subsidiaries as of December 31, 1995 and 1994, and for each of the years in the three-year period ended December 31, 1995.


(2)      Income Taxes

         The tax provisions in the accompanying financial statements reflect effective tax rates differing from prevailing federal corporate income tax rates, primarily as a result of tax-exempt interest income.